Consent of Independent Registered Public Accounting Firm

The Board of Directors

WSFS Financial Corporation:

We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus. Our report on the consolidated financial statements refers to the Company’s adoption of FASB Statement No. 123 (revised), Share Based Payment, a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation, effective January 1, 2006, and FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement 109, effective January 1, 2007.

/s/ KPMG LLP

Philadelphia, Pennsylvania

February 20, 2009